Exhibit 10.7
AMENDMENT TO THE
REINSURANCE GROUP OF AMERICA, INCORPORATED
FLEXIBLE STOCK PLAN
AS AMENDED AND RESTATED EFFECTIVE JULY 1, 1998
     WHEREAS, Reinsurance Group of America, Incorporated (the “Company”) established the Reinsurance Group America, Incorporated Flexible Stock Plan (the “Plan”) to enhance the ability of the Company to reward and provide stock based incentives to its key employees; and
     WHEREAS, the Company’s shareholders previously approved the Plan and amendments thereto; and
     WHEREAS, the Board of Directors of the Company reserved the right to amend the Plan in section 6.1 thereof; and
     WHEREAS, on March 20, 2008, the Board of Directors approved an amendment to the Plan to establish performance objectives upon which award grants made pursuant to the Plan may be based;
     NOW, THEREFORE, the Company hereby amends the Plan by appending the following Appendix A to the end of the Plan:
“Appendix A
All Performance Shares granted pursuant to Article XVI of this Plan, and any other compensation granted pursuant to this Plan that is intended to constitute performance based compensation within the meaning of Section 162(m)(4)(C) of the Code, shall be subject to attainment of one or more of the performance objectives as described in this Appendix A. This Appendix A sets forth all applicable performance objectives upon which a grant of Performance Shares under Sections 16.1 and 16.2 of the Plan or any other Benefit may be conditioned.
The performance objectives for a particular Benefit shall be established in writing in the applicable Agreement. The performance objectives may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The performance objectives may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.
The performance objectives shall be based upon any one or more of the performance criteria set forth below and shall not be based on any other formal or informal performance criteria:
•	operating earnings or income; operating earnings per share; net income; total or net revenues; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity; return on average adjusted equity; return on assets; return on invested capital; earnings per share growth; change in embedded value; embedded value of new business;

•	budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends; economic value added; and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.”
IN WITNESS WHEREOF, Reinsurance Group of America, Incorporated hereby adopts the foregoing amendment this 21st day of May, 2008.

REINSURANCE GROUP OF AMERICA, INCORPORATED

A. Greig Woodring
President and Chief Executive Officer